Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2018 Results

NEW YORK, NY, August 1, 2018 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter ended June 30, 2018.

Financial Results(1)(2)

•
Generated net income of $59.8 million, or $0.47 per diluted share, for the quarter compared to net income of $14.9 million, or $0.13 per diluted share for the second quarter of 2017 and $82.8 million, or $0.65 per diluted share, for the six months ended June 30, 2018 compared to $69.7 million, or $0.63 per diluted share, for the six months ended June 30, 2017.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $39.6 million, or $0.31 per share, for the quarter compared to $38.7 million, or $0.34 per share, for the second quarter of 2017 and $83.7 million, or $0.66 per share, for the six months ended June 30, 2018 compared to $112.1 million, or $1.01 per share, for the six months ended June 30, 2017.

•
Generated FFO as Adjusted of $41.6 million, or $0.33 per share, for the quarter compared to $38.3 million, or $0.33 per share, for the second quarter of 2017 and $82.9 million, or $0.65 per share, for the six months ended June 30, 2018 compared to $73.9 million, or $0.66 per share, for the six months ended June 30, 2017.

Operating Results(1)

•
Same-property cash Net Operating Income (“NOI”) increased by 0.1% over the second quarter of 2017, and by 1.5% compared to the six months ended June 30, 2017. Second quarter results were negatively impacted by the following:

–	Las Catalinas in Puerto Rico - $0.6 million lower NOI primarily due to tenant vacancies and rent reductions, and

–	Bergen Town Center and The Shops at Bruckner - $0.5 million lower NOI due to expected vacancies on spaces planned for redevelopment.
Excluding these properties, same-property cash NOI would have increased by 3.2% for the quarter ended June 30, 2018.

•
Same-property cash NOI including properties in redevelopment increased by 0.4% compared to the second quarter of 2017 and by 1.8% compared to the six months ended June 30, 2017 and were impacted by the same factors noted above. Excluding the properties listed above, same-property cash NOI including properties in redevelopment would have increased by 3.3% for the quarter ended June 30, 2018.

•	Reported same-property retail portfolio occupancy of 98.5%, an increase of 20 basis points compared to June 30, 2017.

•
Reported consolidated retail portfolio occupancy of 96.6%, an increase of 70 basis points compared to June 30, 2017. Occupancy levels as of June 30, 2018 were not impacted by Toys "R" Us bankruptcies. Subsequent to the end of the quarter, five leases comprising 237,000 square feet (sf) were recaptured.

•
Executed 29 new leases, renewals and options totaling 435,000 sf during the quarter. Same-space leases totaled 355,000 sf and generated average rent spreads of 2.0% on a GAAP basis and (1.9)% on a cash basis. The negative cash spread was primarily driven by one new lease executed for a 36,000 sf building that was vacant for more than six years.

Toys "R" Us Bankruptcy
The Company had nine Toys “R” Us (“Toys”) leases comprising approximately 400,000 square feet which generated approximately $7.0 million in annual gross rents. Rents were paid in full through June 30, 2018.
The status of the nine Toys leases is as follows:

•
The Company paid $6.0 million to recapture the lease at Hudson Mall in Jersey City, NJ to accelerate the redevelopment of the property. The previous rent was well under-market at $0.43 per sf annually.

•	Raymour & Flanigan acquired the lease at Manalapan Commons in Manalapan, NJ.

•
Toys rejected its leases in Woodbridge, NJ, Union, NJ, Amherst, NY and Wilkes-Barre, PA in July 2018. Annual gross rent on these leases amounted to approximately $4.0 million. The Company is in active discussions to lease these spaces.

•
The remaining three leases are held in a separate Toys entity for which bankruptcy proceedings are ongoing and rent is current through July 2018. The three properties are located in the Bronx, NY, Cherry Hill, NJ, and Salem, NH.

Development, Redevelopment and Anchor Repositioning Activity
During the second quarter, the Company completed two redevelopment projects totaling $12.4 million at a blended yield of 13.6%, consisting of a 40,000 sf build-to-suit for Best Buy at Bergen Town Center and a new outparcel building at Marlton Commons for Shake Shack and honeygrow.

The Company has $207 million of active redevelopment projects underway expected to generate a 7% unleveraged yield of which $87 million remains to be funded.

The Company’s largest projects include Bergen Town Center and Bruckner Commons. At Bergen, construction is underway on a 47,000 sf Burlington expected to open in spring 2019. Enhanced food offerings include Cava Grill, Ruth’s Chris Steakhouse and a daytime café. At Bruckner, ShopRite opened in June and Burlington opened in July.

Disposition Activity
On April 26, 2018, the Company sold MacArthur Commons in Allentown, PA for $55.3 million consistent with its plan to dispose of assets in non-core markets. The Company recognized a $50.4 million gain in connection with the sale.
Balance Sheet Highlights at June 30, 2018(1)(3)(4)

•	Total market capitalization of approximately $4.5 billion comprising 126.7 million, fully-diluted common shares valued at $2.9 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 24%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 4.6x.

•	$514.0 million of cash and cash equivalents, including restricted cash, and no amounts drawn on the $600 million revolving credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter and six months ended June 30, 2018.
(3) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter and six months ended June 30, 2018.
(4) Net debt as of June 30, 2018 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $514.0 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

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FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three months ended June 30, 2018 and 2017 and 75 properties for the six months ended June 30, 2018 and 2017. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or under contract to be sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by NAREIT's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes in various ratios, provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of June 30, 2018, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre are consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three months ended June 30, 2018 and 2017 and 75 properties for the six months ended June 30, 2018 and 2017. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, or under contract to be sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 88 properties totaling 16.3 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline, the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions, the estimated remediation and repair costs related to Hurricane Maria at the affected properties. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2017 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2018	2017
ASSETS
Real estate, at cost:
Land	$530,658	$521,669
Buildings and improvements	2,060,960	2,010,527
Construction in progress	125,664	133,761
Furniture, fixtures and equipment	6,615	5,897
Total	2,723,897	2,671,854
Accumulated depreciation and amortization	(616,284)	(587,127)
Real estate, net	2,107,613	2,084,727
Cash and cash equivalents	500,930	490,279
Restricted cash	13,057	10,562
Tenant and other receivables, net of allowance for doubtful accounts of $6,176 and $4,937, respectively	23,017	20,078
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $562 and $494, respectively	84,378	85,843
Identified intangible assets, net of accumulated amortization of $39,770 and $33,827, respectively	76,310	87,249
Deferred leasing costs, net of accumulated amortization of $15,809 and $14,796, respectively	20,291	20,268
Deferred financing costs, net of accumulated amortization of $2,252 and $1,740, respectively	2,731	3,243
Prepaid expenses and other assets	12,228	18,559
Total assets	$2,840,555	$2,820,808

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,551,788	$1,564,542
Accounts payable and accrued expenses	80,768	69,595
Identified intangible liabilities, net of accumulated amortization of $68,938 and $65,832, respectively	168,540	180,959
Other liabilities	17,527	15,171
Total liabilities	1,818,623	1,830,267
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 114,004,276 and 113,827,529 shares issued and outstanding, respectively	1,140	1,138
Additional paid-in capital	950,958	946,402
Accumulated deficit	(33,307)	(57,621)
Noncontrolling interests:
Operating partnership	102,714	100,218
Consolidated subsidiaries	427	404
Total equity	1,021,932	990,541
Total liabilities and equity	$2,840,555	$2,820,808

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUE
Property rentals	$74,546	$64,708	$144,268	$127,206
Tenant expense reimbursements	26,222	23,881	54,894	47,652
Management and development fees	347	351	689	830
Income from acquired leasehold interest	—	—	—	39,215
Other income	855	561	1,172	662
Total revenue	101,970	89,501	201,023	215,565
EXPENSES
Depreciation and amortization	30,441	23,701	51,711	39,529
Real estate taxes	15,587	14,711	31,362	28,103
Property operating	20,492	11,088	37,159	24,456
General and administrative	8,236	7,841	15,877	15,973
Casualty and impairment loss (gain), net	35	303	(1,306)	3,467
Ground rent	2,752	2,436	5,488	5,106
Provision for doubtful accounts	1,273	906	2,509	1,099
Total expenses	78,816	60,986	142,800	117,733
Operating income	23,154	28,515	58,223	97,832
Gain on sale of real estate	50,440	—	50,440	—
Interest income	2,031	336	3,555	463
Interest and debt expense	(15,659)	(13,627)	(31,303)	(26,742)
Gain (loss) on extinguishment of debt	—	—	2,524	(1,274)
Income before income taxes	59,966	15,224	83,439	70,279
Income tax expense	(192)	(304)	(626)	(624)
Net income	59,774	14,920	82,813	69,655
Less net income attributable to noncontrolling interests in:
Operating partnership	(6,025)	(1,326)	(8,353)	(5,464)
Consolidated subsidiaries	(12)	(11)	(23)	(22)
Net income attributable to common shareholders	$53,737	$13,583	$74,437	$64,169

Earnings per common share - Basic:	$0.47	$0.13	$0.65	$0.63
Earnings per common share - Diluted:	$0.47	$0.13	$0.65	$0.63
Weighted average shares outstanding - Basic	113,739	104,063	113,708	101,863
Weighted average shares outstanding - Diluted	113,942	104,260	114,151	111,224

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2018. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended June 30, 2018		Six Months Ended June 30, 2018
	(in thousands)	(per share)	(in thousands)	(per share)
Net income	$59,774	$0.47	$82,813	$0.65
Less net income attributable to noncontrolling interests in:
Operating partnership	(6,025)	(0.05)	(8,353)	(0.07)
Consolidated subsidiaries	(12)	—	(23)	—
Net income attributable to common shareholders	53,737	0.42	74,437	0.58
Adjustments:
Rental property depreciation and amortization	30,258	0.24	51,330	0.41
Gain on sale of real estate	(50,440)	(0.40)	(50,440)	(0.40)
Limited partnership interests in operating partnership	6,025	0.05	8,353	0.07
FFO applicable to diluted common shareholders	39,580	0.31	83,680	0.66

Tenant bankruptcy settlement income	(114)	—	(278)	—
Casualty gain, net(3)	(108)	—	(688)	(0.01)
Impact of Toys "R" Us, Inc. lease terminations(2)	1,875	0.02	1,875	0.02
Environmental remediation costs	334	—	584	—
Tax impact from hurricane	58	—	226	—
Gain on extinguishment of debt	—	—	(2,524)	(0.02)
FFO as Adjusted applicable to diluted common shareholders	$41,625	$0.33	$82,875	$0.65

Weighted average diluted shares used to calculate EPS	113,942		114,151
Assumed conversion of OP and LTIP Units to common shares(1)	12,660		12,443
Weighted average diluted common shares - FFO	126,602		126,594
(1) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share for the three and six months ended June 30, 2018 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.
(2) Amount reflects a $6.0 million lease termination payment (classified within property operating expense) and $1.0 million of a provision for doubtful accounts for reserves recorded on straight-line rents, partially offset by the write-off of $5.1 million of below-market intangible liabilities (classified within property rental revenues).
(3) The following amount reflects insurance proceeds net of losses as a result of Hurricane Maria in Puerto Rico, in September 2017, and a tornado in Wilkes-Barre, PA, in June 2018:

(in thousands)	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Insurance proceeds, net of casualty related expenses	$(35)	$1,306
Reversal of provision for doubtful accounts on previously reserved balances	408	227
Property rental and tenant reimbursement losses	(265)	(845)
Casualty gain, net	$108	$688

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and six months ended June 30, 2018 and 2017. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2018	2017	2018	2017
Net income	$59,774	$14,920	$82,813	$69,655
Management and development fee income from non-owned properties	(347)	(351)	(689)	(830)
Other expense (income)	4	(22)	(73)	(86)
Depreciation and amortization	30,441	23,701	51,711	39,529
General and administrative expense	8,236	7,841	15,877	15,973
Casualty and impairment loss (gain), net(5)	35	303	(1,306)	3,467
Gain on sale of real estate	(50,440)	—	(50,440)	—
Interest income	(2,031)	(336)	(3,555)	(463)
Interest and debt expense	15,659	13,627	31,303	26,742
(Gain) loss on extinguishment of debt	—	—	(2,524)	1,274
Income tax expense	192	304	626	624
Non-cash revenue and expenses	(6,792)	(1,452)	(9,081)	(42,253)
Cash NOI(1)	54,731	58,535	114,662	113,632
Adjustments:
Non-same property cash NOI(1)(2)	(11,095)	(9,073)	(25,029)	(19,099)
Tenant bankruptcy settlement and lease termination income	(813)	(486)	(977)	(513)
Natural disaster related operating (gain) loss(3)	(128)	—	178	—
Lease termination payment	6,000	—	6,000	—
Environmental remediation costs	334	—	584	—
Same-property cash NOI(6)	$49,029	$48,976	$95,418	$94,020
Cash NOI related to properties being redeveloped(4)	4,830	4,650	9,721	9,309
Same-property cash NOI including properties in redevelopment(6)	$53,859	$53,626	$105,139	$103,329
(1) Cash NOI is calculated as total property revenues less property operating expenses excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(3) Amount reflects rental and tenant reimbursement losses as well as provisions or reversal of provisions for outstanding amounts due from tenants at Las Catalinas and Wilkes-Barre, PA that are subject to reimbursement from the insurance company.
(4) The result for the six months ended June 30, 2018, excludes $0.5 million of rental and tenant reimbursement losses, partially offset by a $0.1 million reversal of provisions for payments received from tenants at Montehiedra that are subject to reimbursement from the insurance company.
(5) The results for the three and six months ended June 30, 2018 reflect insurance proceeds offset by hurricane-related expenses. The three and six months ended June 30, 2017 reflect real estate impairment losses recorded as a result of the sale of our property in Eatontown, NJ.
(6) Results for the second quarter of 2018 were negatively impacted by lower NOI at Las Catalinas Mall in Puerto Rico, primarily due to tenant vacancies and rent reductions, and lower NOI at Bergen Town Center and The Shops at Bruckner due to expected vacancies on spaces planned for redevelopment. Excluding these amounts, same-property cash NOI would have increased by 3.2% for the quarter and same-property cash NOI including properties in redevelopment would have increased by 3.3% for the quarter:

	Three Months Ended June 30,
	2018	2017	Percent Change
Same-property cash NOI	$49,029	$48,976	0.1%
Less: Cash NOI of Las Catalinas, Bergen Town Center, and The Shops at Bruckner	(10,190)	(11,340)
Same-property cash NOI excluding items above	38,839	37,636	3.2%
Cash NOI related to properties being redeveloped	4,830	4,650
Same-property cash NOI including properties in redevelopment excluding items above	$43,669	$42,286	3.3%

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and six months ended June 30, 2018. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2018	2017	2018	2017
Net income	$59,774	$14,920	$82,813	$69,655
Depreciation and amortization	30,441	23,701	51,711	39,529
Interest and debt expense	15,659	13,627	31,303	26,742
Income tax expense	192	304	626	624
Gain on sale of real estate	(50,440)	—	(50,440)	—
Real estate impairment loss	—	303	—	3,467
EBITDAre	55,626	52,855	116,013	140,017
Adjustments for Adjusted EBITDAre:
Casualty gain, net(1)	(108)	—	(688)	—
Tenant bankruptcy settlement income	(114)	(486)	(278)	(513)
Impact of Toys "R" Us, Inc. lease terminations(2)	1,875	—	1,875	—
Environmental remediation costs	334	—	584	—
Transaction costs	—	132	—	183
(Gain) loss on extinguishment of debt	—	—	(2,524)	1,274
Income from acquired leasehold interest	—	—	—	(39,215)
Adjusted EBITDAre	$57,613	$52,501	$114,982	$101,746
(1) Refer to footnote 3 on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in this line item.
(2) Amount reflects a $6.0 million lease termination payment and a $1.0 million reserve against receivables from straight line rents, partially offset by the write-off of $5.1 million of below-market intangible liabilities.